Exhibit 99.18

Minutes of the Meting of

Aracruz Celulose S.A.’s

Fiscal Committee

Date, Time, and Venue: On July 21, 2009, at 6:00 p.m., the Fiscal Committee of Aracruz Celulose S.A. convened, exceptionally at the head office of Votorantim Industrial S/A located at the following address: Rua Amauri, n° 255 - 13o andar, in the city of São Paulo, State of São Paulo - SP. Attendance: Messrs. Luiz Aparecido Caruso Neto Matos, Paulo Sérgio Ávila, and Armando Simões de Castro Filho. Presiding Officers: President: Luiz Aparecido Caruso Neto; Secretary: Paulo Sérgio Ávila. Agenda: (a) to consider and give opinion about the management’s proposed incorporation, by the Votorantin Celulose e Papel S.A., of stock in the Company not owned (directly or indirectly) by the Votorantin Celulose e Papel S.A.; (b) to discuss and give opinion about the Protocol and Justification of Incorporation, by Votorantin Celulose e Papel S.A., of stock in the Company; and (c) to discuss and give opinion regarding the incorporation by Votorantin Celulose e Papel S.A. of stock in the Company, as well as the valuation reports and other records related to such incorporation of stock. Business transacted and opinions: The committee members, in the discharge of their legal and statutory duties, examined and discussed all the records made available thereto appertaining to the Agenda and, based on extensive discussions with the members of the Company’s board of directors and clarifications provided by the members of the Company’s management team and representatives of the specialized firms issuing the reports, issued, by unanimity of vote and without any reservations, favorable opinion in relation to: (a) the Company’s management’s proposed incorporation, by the Votorantin Celulose e Papel S.A., of stock in the Company not owned (directly or indirectly) by the incorporating company; (b) the Protocol and Justification of Incorporation, by Votorantin Celulose e Papel S.A., of stock in the Company; and (c) the terms contained in the valuation reports and other records appertaining to such incorporation of stock. Notice was taken that the Agenda-related records supporting the incorporation by the Votorantin Celulose e Papel S.A. of stock in the Company, are adequate and meet legal and statutory requirements concerning the matter, reason why they have, by unanimity of vote, vote in favor of its submission to the Company’s shareholders for consideration. Closing: There being no further business to transact the meeting was adjourned and these minutes were taken and read, found conformant, and signed by all those in attendance.

São Paulo, July 21, 2009.

Luiz Aparecido Caruso Neto

Chairman

Paulo Sérgio Ávila

Armando Simões de Castro Filho